EXHIBIT 99.1

To our Shareholders,

2002 was another growth year for Super Vision International. Our sales grew from $11.8 million to $12.4 million. Our gross margin improved from 35% to 37% year over year. This continued improvement in cost of sales is a direct result of outsourcing a majority of our products overseas. We did not, however, return to profitability in 2002. We incurred a loss of $1.1 million in 2002 compared to a loss of $999,000 in 2001.

Year 2002 was a year of triumphs and challenges for Super Vision International. We experienced quality control issues that cost the company dearly in 2002. A majority of these issues were related to shipments of faulty power supplies from our two major transformer and electric ballast manufacturers. Both manufacturers have assumed responsibility for the defects. We have been able to recover the partial cost of our damages from one of the manufacturers, and we are currently in discussions with the insurance company of the other. Super Vision has already replaced the faulty power supplies with products from other sources and to date the systems have functioned flawlessly. We believe that we have fully addressed these quality control issues. To further mitigate quality control risks, we have instituted tighter quality control measures to ensure that our incoming and outgoing products meet the highest quality standards and customer satisfaction.

We intend to continue working on further improving our gross margin by focusing on product quality enhancements and additional production cost reductions. We have now moved 100% of our LED product assembly offshore and have also achieved the same with the majority of our fiber optic light source products. This should further improve our gross margin. In addition to focusing on improving our gross margin and quality improvement of our products, we plan on continuing to improve our sales function by providing full support for our sales force while setting accountability among the divisions. We have also begun strategic cost cutting initiatives to our Selling, General and Administrative expenses and more focused marketing efforts.

We have hired a new Chief Financial and Operating Officer, Dan Regalado, who will be working with our team towards returning us to profitability. In streamlining the company’s cost structure, we have found that we are not only able to reduce costs but improve productivity and efficiency. In spite of the problems that led to our loss in 2002, the company is still in sound financial shape and virtually debt free. Our primary goal this year is to turn a significant portion of our inventory on hand into cash and maintain a much lower inventory level with improved and proper management. We will also continuously monitor our operating expenses in an effort to improve our cost structure and bottom line.

Also in 2002, the company was awarded a jury verdict in the amount of $33,100,000 against certain competitors that conspired to steal our trade secrets, laboratory equipment and technical information on our fiber optic manufacturing process. Although this judgment may be very difficult and costly to collect, if it is collectable at all, we are pursuing collection with the assistance of legal counsel on a contingency basis. We believe that while this endeavor may take many months and ultimately prove to be unsuccessful, it will eventually benefit Super Vision and help to recover some of our lost revenues and related legal expenses incurred during the September 2002 trial.

Although we are all experiencing uncertain times, we believe the best indication of the company’s future is the response we have had from our customers at the Lighting, Sign and Pool industry trade shows in the first quarter of 2003. Our booths showed tremendous activity and great excitement for our new LED product lines as well as strong interest in our fiber optic offerings. Our domestic sales agents and overseas distributors are also very enthusiastic about the prospects for 2003. We will work with them with renewed determination toward achieving our goals and meeting shareholder expectations.

On behalf of all Super Vision staff, we thank all of our shareholders for their support.

/s/ Brett Kingstone

Brett Kingstone